Exhibit 10.18

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into as of ______________, 2022 (the “Agreement Date”), is made by and between FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), and Timothy Hwang (“Executive” and together with the Company, the “Parties”). This Agreement will become effective as a binding contract as of the “Effective Time” of the merger contemplated by the Agreement and Plan of Merger dated as of November 7, 2021 (the (the “Business Combination Agreement”) by and among by and among FiscalNote Holdings, Inc., a Delaware corporation, Merger Sub, Inc., a Delaware corporation and the Company’s predecessor Duddell Street Acquisition Corp. (the “Effective Date”).

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to provide continued services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                   Employment.

(a)                 General. During the Term (as defined below), the Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)                Position and Duties. During the Term, Executive (i) shall serve as the Company’s Chief Executive Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”) consistent with the foregoing; (ii) shall report directly to the Board and (iii) shall comply in all material respects with all present and future policies, requirements, rules and regulations, and reasonable directions and requests of the Company in connection with the Company’s business that are consistent with his position. As of the Effective Date, Executive shall continue to serve as a member of the Board, and, while Executive is employed hereunder as Chief Executive Officer, the Company shall nominate Executive for reelection as a member of the Board at the end of each Board term. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position with the Company. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)                 Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, Disability (as defined below), or reasonable leaves of absence or as discussed in Section 1(e), Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the Board.

(d)                Principal Office. Executive will work principally at the Company’s headquarter, in Washington, District of Columbia; provided that Executive may work from the Company’s New York and/or Seoul offices at his discretion (which Executive intends to do for family health reasons and around holiday times). At Executive's request, the Board may approve a primary working location other than the foregoing.

(e)                 Exclusivity. Except with the prior written approval of the Board, Executive shall devote substantially all of Executive’s working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Nothing in this section prevents Executive from engaging in additional activities in connection with personal investments and not-for-profit or charitable affairs, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under any conflict of interest policy of the Company. With the written approval of the Board, Executive may also serve on boards of directors and boards of advisors of for-profit entities provided (i) each such organization is not a competitor of the Company; and (ii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under any conflict of interest policy of the Company. Executive agrees to resign from any such board service in the event the Board reasonably determines that Executive continuing such board service violates clause (i) or (ii) of the preceding sentence. The Board hereby acknowledges Executive’s current outside activities set forth on Exhibit A and approves Executive’s continued involvement in such activities during the Term, provided such activities do not individually or in the aggregate violate the Company’s standards of conduct then effect or raise any conflict under any conflict of interest policy of the Company.

EXECUTION VERSION

2.                   Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and unless earlier terminated by either Party, shall continue until the fourth anniversary of the Effective Date (the “Initial Term”) and upon the expiration of the Initial Term, and each year thereafter, this Agreement shall renew automatically for an additional twelve (12) months (any such twelve (12) month extension, once in effect, along with the Initial Term, the “Term”) unless either Party provides written notice of non-renewal to the other Party at least three (3) months in advance of the then scheduled expiration of the Term (such period of employment, the “Term”). In the event that the Business Combination Agreement is terminated and transactions contemplated thereby are not consummated, this Agreement shall be of no further force or effect. Notwithstanding any contrary provision herein, Executive’s employment with the Company is “at will” and may be terminated by the Company or Executive at any time and for any or no reason.

3.                   Compensation and Related Matters.

(a)                 Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $425,000 per year (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board (“Compensation Committee”) not less than annually.

(b)                Annual Bonus. During the Term, Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives determined annually by the Compensation Committee in consultation with Executive (the “Annual Bonus”), such bonus to be targeted at 75% of Executive’s Annual Base Salary (the “Target Bonus”). Any Annual Bonus approved by the Compensation Committee of the Board shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of payment (other than as otherwise set forth in Section 6(a)).

(c)                 Benefits. During the Term, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.

(d)                Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time. The Company shall maintain the Executive’s existing housing stipend of $4,000 per month through July 31, 2022, and it will be discontinued thereafter.

(e)                 Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

4.                   Equity Awards. Executive shall be eligible for such stock options and equity awards as may be determined by the Compensation Committee, in its sole discretion. In addition, subject to the Compensation Committee’s approval, the Company shall grant Executive restricted stock units and stock options under the Company’s 2022 Long Term Incentive Plan subject to an aggregate number of shares of the Company’s common stock that would give Executive ownership of shares of the Company’s common stock, when combined with the Executive’s existing ownership of the Company’s outstanding common stock as of the Effective Date (for purposes of the foregoing, giving effect to fully vested or unvested equity awards that are subject to time-based vesting only) and assuming issuance of all shares subject to the newly-issued restricted stock units and stock options, ten-percent (10%) of shares of the Company’s outstanding common stock on a fully-diluted basis, measured as of the Effective Date (“Top-Up Awards”). For the avoidance of doubt, Executive’s unvested equity awards that are subject to performance-based vesting shall be disregarded for purposes of determining Executive’s existing ownership of the Company’s outstanding common stock as of the Effective Date for purposes of calculating the number of shares subject to the Top-Up Awards. Top-Up Awards shall be structured as stock options for twenty-five (25%) of the aggregate shares subject to the Top-Up Awards. Subject to the Compensation Committee’s approval for the grant, the stock options shall be granted as soon as administratively practicable following the Effective Date and vest twenty-five percent (25%) on each of the first four anniversaries of April 1, 2022, provided Executive remains continuously employed by the Company on each applicable vesting date (other than as set forth in Section 6). Top-Up Awards shall be structured as restricted stock units for seventy-five (75%) of the aggregate shares subject to the Top-Up Awards. Subject to the Compensation Committee’s approval for each grant, the restricted stock units shall be granted as two (2) separate awards, subject to an equal number of shares for each award, with the first award being granted as soon as administratively practicable following the Effective Date and the second award being granted in January of 2023. The first award of restricted stock units shall vest one twenty-fourth (1/24th) on the first day of each calendar month following April 1, 2022 through April 1, 2024, provided Executive remains continuously employed by the Company on each applicable vesting date (other than as set forth in Section 6). The second award of restricted stock units shall vest one twenty-fourth (1/24th) on the first day of each calendar month following April 1, 2024 through April 26, 2026, provided Executive remains continuously employed by the Company on each applicable vesting date (other than as set forth in Section 6). The Top-Up Awards shall be subject to such other terms and conditions as set forth in the Award Agreement approved by the Compensation Committee.

EXECUTION VERSION

5.                   Termination.

(a)                 At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive, on the one hand, and a duly-authorized officer of the Company (other than Executive) acting with the approval of the Board or the Compensation Committee, on the other hand. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement or another written agreement between a member of the Company Group and Executive.

(b)                Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any; (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifying the Date of Termination (as defined below). The failure by either party to set forth in the Notice of Termination all of the facts and circumstances that contribute to a showing of Cause or Good Reason, as applicable, shall not waive any right of such party hereunder or preclude such party from asserting such facts or circumstances in enforcing its rights hereunder.

(c)                 Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination; provided, however, that in the event of Executive’s resignation without Good Reason (as defined below), such date shall not be earlier than thirty (30) days following the date on which the Notice of Termination is delivered by Executive to the Company; and provided, further, that the Company may waive any period of notice provided by Executive, thereby accelerating Executive’s Date of Termination.

(d)                Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall immediately execute such documents as are necessary or desirable to effectuate such resignations.

EXECUTION VERSION

6.                   Consequences of Termination.

(a)                 Payments of Accrued Obligations upon All Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid; (ii) any expenses owed to Executive under Section 3; (iii) any accrued but unused paid time off owed to Executive; (iv) any vested amount arising from Executive’s participation in any employee benefit plans, programs or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such plans, programs, agreements or arrangements and (v) other than in connection with a termination by the Company for Cause or by Executive without Good Reason, payment of any prior year’s earned discretionary annual bonus to the extent not previously paid, paid in accordance with Section 3(b). Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason under this Agreement.

(b)                Severance Payments upon Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release (as defined below) that becomes effective and irrevocable in accordance with Section 10(d) and Executive’s continued compliance with the terms of this Agreement, provide Executive with the following benefits set forth in this Section 6(b). For purposes of this Agreement, “Release” means a separation and general release agreement in all material respects in the form attached as hereto as Exhibit B, subject to such changes that the Company reasonably determines are necessary in light of changes in applicable law.

(i)                  The Company shall pay to Executive an amount equal to the sum of (A) Executive’s Annual Base Salary and (B) the Target Bonus for the fiscal year in which the Date of Termination occurs. Such amount shall be paid, subject to applicable withholding and Sections 10(a) and 10(b), in substantially equal installments over twelve (12) months following the Date of Termination in accordance with the Company’s regular payroll practices; provided, however, that amounts shall accrue, with payments of accrued amounts made on the second regularly scheduled payroll date after the Release Expiration Date (as defined below) and then continuing thereafter.

(ii)                For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest solely subject to continued service or employment, vesting shall accelerate so that such awards shall be vested to the same extent as if Executive had provided an additional twelve (12) months of service or employment from the Date of Termination. For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest subject to continued service or employment and the attainment of one or more performance objectives, the time vesting shall accelerate so that such awards shall be vested to the same extent as if Executive had provided an additional twelve (12) months of service or employment from the Date of Termination, and the performance vesting will not be accelerated but will become vested if and to the extent the performance vesting requirements are attained. For the avoidance of doubt, to the extent any portion of the Top-Up Award has not yet been granted in accordance with Section 4 hereof prior to such Covered Termination, such Top- Up Award shall be granted immediately following such Covered Termination and vest in accordance with this sub-clause 6(b)(ii).

(iii)              During the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary thereof or, if earlier, the date of Executive’s death, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company shall pay 100% of the Executive’s COBRA premium; provided, however, that if  the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Employee and the Company under this clause (iii).

EXECUTION VERSION

(c)                 Severance Payments upon Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period (each as defined below), then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(d) and Executive’s continued compliance with the terms of this Agreement, provide Executive with the following:

(i)                  The Company shall pay to Executive an amount equal to the sum of (A) 1.5 times the Executive’s Annual Base Salary and (B) the Target Bonus for the year earned by Executive for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. Such amount shall be paid, subject to applicable withholding and Sections 10(a) and 10(b), payable in a lump sum on the second regularly scheduled payroll date after the Release Expiration Date.

(ii)                For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest solely subject to continued service or employment, vesting shall accelerate so that such awards are fully vested as of the Date of Termination. For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest subject to continued service or employment and the attainment of one or more performance objectives, the time vesting shall accelerate so that such awards shall be fully vested as of the Date of Termination, and the performance vesting will not be accelerated but will become vested if and to the extent the performance vesting requirements are attained. For the avoidance of doubt, to the extent any portion of the Top-Up Award has not yet been granted in accordance with Section 4 hereof prior to such Covered Termination, such Top- Up Award shall be granted immediately following such Covered Termination and vest in accordance with this sub-clause 6(c)(ii).

(iii)              During the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary thereof or, if earlier, the date of Executive’s death, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall pay 100% of the Executive’s COBRA premium; provided, however, that if  the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then then the parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Employee and the Company under this clause (iii).

(d)                No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company or any of its subsidiaries except as otherwise approved by the Board or the Compensation Committee.

(e)                 No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)                  Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s material violation of any applicable law or regulation respecting the business of the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony; (iii) any act of fraud, embezzlement, theft, misrepresentation, material dishonesty, gross negligence or willful misconduct by Executive; (iv) Executive’s willful and repeated refusal to attempt in good faith to implement a clear, reasonable and lawful directive from the Board that is consistent with his position; (v)  conduct by Executive that brings or is reasonably expected to bring Executive or the Company into disrepute or otherwise make Executive unfit to continue to serve as an officer of the Company, in each case, in any material respect; (vi) Executive’s breach of fiduciary duty owed to the Company; or (vii) Executive’s material breach of this Agreement, another material written agreement with the Company or the Company’s material written policies or procedures; provided, that solely for purposes of clause (i) or (vii) of this paragraph, the Company will not be deemed to have Cause unless (1) the Company first provides Executive with written notice of the condition giving rise to Cause within 30 days of the date the Board first becomes aware of its initial occurrence; (2) if curable, Executive fails to cure such condition within 30 days after receiving such written notice and (3) the Company’s termination based on Cause is effective within 180 days after the provision of such written notice.

EXECUTION VERSION

(g)                Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of more than 50% of the outstanding capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the forgoing, the consummation of the transactions contemplated by the Business Combination Agreement and Ancillary Agreements (as defined in the Business Combination Agreement) shall not constitute a Change in Control.

(h)                Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period of time commencing six (6) months prior to a Change in Control and ending twelve (12) months after such Change in Control.

(i)                  Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or Disability.

(j)                  Definition of Disability. For purposes hereof, “Disability” shall mean a physical or mental incapacity of Executive that entitles Executive to benefits under the Company’s long-term disability plan, or, in the absence of such a plan, it is reasonably determined by the Board that Executive is unable to perform, by reason of such physical or mental incapacity, the essential functions of his or her position for a period of at least 180 days in any twelve (12)-month period or that is reasonably expected to result in Executive’s death.

(k)                Definition of Good Reason. For purposes hereof, “Good Reason” shall mean any one of the following that occurs without the consent of Executive: (i) the reduction of Executive’s Base Salary or Target Bonus, other than a reduction of up to 10% that occurs in connection with a Company-wide decrease in executive team compensation; (ii) the assignment to Executive of any duties materially and negatively inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, (other than in connection with a corporate transaction where Executive continues to hold the position referenced in Section 1(b) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor company); (iii)  the relocation of Executive’s principal place of employment by more than 35 miles; or (iv) the Company’s material breach of the Agreement or any other material written agreement with Executive; provided, that in each case, Executive will not be deemed to have Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 30 days of the date Executive first becomes aware of its initial occurrence; (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”); and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

(l)                  Definition of Incumbent Directors. For purposes hereof, “Incumbent Directors” shall mean for any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved.

EXECUTION VERSION

7.                   Executive Covenants. To protect the trade secrets and Confidential Information of the Company and its subsidiaries (“Company Group”) and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company Group that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and as an additional incentive for the Company to enter into this Agreement, pay the compensation and benefits hereunder, Executive agrees as follows:

(a)                 Nondisclosure of Confidential Information.

(i)                  Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (A) all valuable and unique information; (B) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential; and (C) information developed or used by the Company Group relating to the Business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information (all such information described in the foregoing clauses (A), (B) and (C) (other than information which is (x) known to the public or becomes known to the public through no fault of Executive; (y) received by Executive on a non-confidential basis from a Person that is not bound by an obligation of confidentiality to the Company Group; or (z) in Executive’s possession prior to receipt from the Company Group, as evidenced by Executive’s written records) is hereinafter referred to as “Confidential Information”). The Parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive may acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Board, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use Executive’s best efforts to prevent the publication or disclosure of, any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof.

(ii)                Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (A) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and/or (B) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)                Non-Competition and Non-Solicitation of Customers or Clients.

(i)                  During the Term and ending on the one (1)-year anniversary of the Date of Termination (“Restricted Period”), in any case, Executive shall not, in any manner, anywhere in the United States, United Kingdom, Belgium, Australia, India, South Korea, Singapore, Hong Kong or any other region in which the Company Group is then operating or has taken affirmative steps to operate (the “Geographic Area”) (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly:

(1)	become engaged in or with, either alone or with any Person that is engaged in or preparing to engage in, the Business or any portion thereof;

EXECUTION VERSION

(2)	act in any capacity for, perform services to, invest in, aid or abet, or give information or financial assistance to, any Person engaged in or preparing to engage in the Business or any portion thereof; or

(3)	seek to diminish the relationships between the Company Group and any of their customers or clients or seek, directly or indirectly, to divert such relationships for Executive’s personal benefit or to such firm or other person or entity with whom Executive may then be employed or otherwise associated.

Nothing contained in this Section 7(b) shall be deemed to prohibit Executive from passively owning, directly or indirectly, not more than two percent (2%) of the securities of any publicly-traded company, so long as Executive has no active participation in the business of such company.

(ii)                For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, firm or other business of whatever nature, in any case, to which is now existing or hereafter created.

(iii)              For purposes of this Agreement, “Business” shall mean the business of providing technology, information, tools, features, functionality, and/or related services in regards to any of the following:  (a) local, state, federal and/or global legislative, regulatory and policy issues, (b)  geopolitical and related economic risk and opportunity, (c) grassroots and/or grasstops advocacy and/or (d) any other business of the Company Group commenced (or with respect to which affirmative steps toward commencement have been taken, including without limitation by acquisition or investment) prior to the Date of Termination.

(c)                 Non-Solicitation of Employees. During the Restricted Period, Executive shall not, in any manner, (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly:

(i)                  hire or solicit the employment or engagement of any Person who (A) as of the period during the six (6) months prior to and including the Date of Termination or (B) at the time of such solicitation or hire, in any case, is or was employed or engaged by the Company Group; or

(ii)                solicit, canvass, induce or encourage any employee or consultant of the Company Group entity to leave the employment or service of, or cease providing services to, the Company Group, as applicable.

Nothing contained in this Section 7(c) shall restrict Executive from conducting any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) for employees or consultants that is not targeted at any employee or consultant of the Company Group, including, without limitation, through the use of employment agencies, provided Executive does not actually hire such employee or consultant.

(d)                Intellectual Property Rights. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions (collectively, the “Inventions”), which relate at the time of conception or reduction to practice to the Business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. Executive hereby agrees that all rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company pursuant to this Agreement. Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six (6) months after the applicable Date of Termination will be presumed to have been conceived during Executive's employment with the Company, unless Executive can prove conclusively that it was created solely after such termination. Work Product will not include Inventions developed entirely on Executive’s own time without using any equipment, supplies, facilities, or trade secret information of the Company Group; provided, however, Work Product will include, without exception, any Invention that either (i) relates, at the time of conception or reduction to practice of such Invention, to the Business, or actual or demonstrably anticipated research or development of the Company Group or (ii) results from any service or work performed by Executive to or for the benefit of the Company Group. Executive further acknowledges and agrees that if Executive uses any other Inventions in which Executive has an interest and that are not Work Product (collectively, the “Excluded Inventions”) in the course of Executive’s employment for the Company or incorporates any Excluded Inventions in any Work Product, technology, product, or service of the Company, Executive hereby grants the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting the Work Product and any other Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of selling or marketing Excluded Technology separately from the Work Product or other Company technology, products or services.

EXECUTION VERSION

(e)                 Continuing Operation; Survival. If the restrictions and covenants set forth in this Section 7 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great of a period of time or over too great a Geographic Area, or by reason of being too extensive in any other respect, the applicable covenant shall be interpreted to provide for the longest period of time, over the greatest Geographic Area and/or the broadest scope of activities and to otherwise have the broadest application, as shall be enforceable by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the restrictions contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted. Neither the termination of Executive’s employment nor the termination of the Term or this Agreement, in any case, will have any effect on the continuing operation of this Section 7, and this Section 7 shall continue to apply in accordance with its terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.

(f)                  Remedies. Executive acknowledges and understands that this Section 7 and the other provisions of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company Group irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 7 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 9(f) below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction or other equitable relief in any court to restrain Executive from violating the covenants set forth in this Section 7.

8.                   Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

EXECUTION VERSION

9.                   Miscellaneous Provisions.

(a)                 Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(b)                Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(d)                Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(e)                 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(f)                  Dispute Resolution. Both Executive and the Company agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from this Agreement (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement, Executive’s employment with the Company or any termination thereof (each, a “Covered Claim”) to final and binding arbitration before a single neutral arbitrator in Washington, District of Columbia. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the applicable rules (the “Rules”) for the resolution of employment disputes of the American Arbitration Association (“AAA”) (such rules previously referred to as the National Rules for the Resolution of Employment Disputes). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. The Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. The Executive shall be entitled to prompt advancement of any and all reasonable costs and expenses (including without limitation attorneys’ fees, and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 9(f), any such advancement to be made within fifteen (15) days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. To the extent that it is determined by the arbitrator that the Company substantially prevailed in respect of the Covered Claims, the Executive shall promptly reimburse the Company all such costs and expenses. This Section 9(f) is intended to be the exclusive method for resolving any and all claims by Executive or the Company against each other for payment of damages under this Agreement; provided, however, that neither this Agreement nor the submission to arbitration shall limit Executive’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Executive and the Company expressly waive their respective rights to a jury trial. Pending the resolution of any Covered Claim hereunder, the Executive (and his beneficiaries) shall continue to receive all payments and benefits that are then due under this Agreement and that are not the subject of a good faith dispute, unless the arbitrator determines otherwise.

(g)                Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

EXECUTION VERSION

(h)                Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(i)                  Indemnification. The Company agrees to advance and indemnify Executive for all costs, damages, losses and expenses reasonably and actually incurred by Executive in connection with any and all third-party claims or proceedings arising from, as a result of, or in connection with Executive’s employment by the Company hereunder (and service on the Board and in any other offices or directorships with any member of the Company Group, as applicable) to the greatest extent permitted under the Company’s organizational documents and applicable law. This right to advancement of expenses and indemnification shall not apply to, and the Company will have no obligation to advance or indemnify Executive with respect to, any action, suit or proceeding brought by or on behalf of Executive against the Company Group, or by the Company Group against Executive.

(j)                  Clawback Policy. Executive acknowledges that Executive’s Annual Bonus and equity compensation shall be subject to “claw back” in accordance with applicable Company policy, if any, and applicable law.

10.                Golden Parachute Excise Tax.

(a)                 Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would individually or in the aggregate with all other Payments (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve, to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b)                Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good-faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and Executive.

EXECUTION VERSION

11.                Section 409A.

(a)                 General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding the foregoing, this Section 11 does not, and shall not be construed so as to, create any obligation or liability on the part of the Company if the payments and benefits under this Agreement do not comply with Section 409A. Executive shall be solely liable for any taxes imposed on him under or by operation of Section 409A.

(b)                Separation from Service. Notwithstanding any provision to the contrary in this Agreement, (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)                 Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent that delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)                Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement or otherwise as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement or otherwise as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

12.                Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

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EXECUTION VERSION

The Parties have executed this Agreement as of the Agreement Date.

FISCALNOTE HOLDINGS, INC.

By:
Name:
Its:

EXECUTIVE

By:
Name:	Timothy Hwang

EXECUTION VERSION

EXHIBIT A

1.	Chairman / Co-Founder, Channel Cross Border
2.	Chairman / Co-Founder, Nitra
3.	Advisor, Primer Sazze Partners
4.	Advisor, Alcove Ventures;
5.	Venture Partner, 645 Ventures and their respective subsidiaries and affiliates

EXECUTION VERSION

EXHIBIT B

Separation Agreement and General Release

In order to settle as fully as possible all known and unknown claims Timothy Hwang (“Executive”) might have against FiscalNote Holdings, Inc., a Delaware corporation (the “Company”) and all related parties, the Company and the Executive agree to the terms and conditions of this Separation Agreement and General Release (the “Agreement”). The “Effective Date” of this Agreement will be the eighth day following the date that the Executive signs and returns this Agreement to the Company provided the Executive does not rescind this Agreement in the seven days following the date that the Executive signs it.

1.                  Separation Date. The Executive’s Company employment pursuant to the Employment Agreement by and between Executive and the Company, dated January __, 2022 (the “Employment Agreement”) ended on ________________________ (the “Separation Date”). As of the Separation Date, the Executive resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates.

2.                  Consideration: In exchange for this Agreement and conditioned on the occurrence of the Effective Date, the Executive shall be entitled to receive the payments and benefits set forth in [Section 6(b)] OR [Section 6(c)] of the Employment Agreement (the “Consideration”), which payment and benefits the Executive is not otherwise entitled to receive and which will not be taken into account when determining the Executive’s rights or benefits under any employee benefit plan, program, or policy, notwithstanding anything in it to the contrary.

3.                  Compensation and Benefit Plans: As of the Separation Date, the Executive ceased to be eligible to participate under any equity-based compensation, bonus, incentive compensation, commission, medical, dental, disability, life insurance, retirement, or other compensation or benefit plans of the Company or any affiliate. Following the Separation Date, the Executive has no rights under any of those plans, except that regardless of whether the Executive signs this Agreement, the Executive is entitled to the payments and benefits set forth in Section 6(a) of the Employment Agreement, including:1

4.                  Tax Reporting and Withholding: The Company will report all payments due under this Agreement to tax authorities, and withhold taxes and other amounts from them, as it determines is consistent with applicable law. The Executive agrees not to make any claim against the Company or any other person based on how the Company reports amounts or withholds taxes from them, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. The Executive agrees that the Company has no duty to try to prevent such an adverse determination.

5.                  Release: The Executive, on behalf of himself and all of his heirs, executors, administrators and successors, releases (i.e., gives up) all known and unknown claims that the Executive has as of the time the Executive signs this Agreement against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors in their capacities as such, the “Released Parties” and each a “Released Party”). For example, the Executive is releasing all claims the Executive has or might have under common law, contract, tort, or any domestic or foreign law, such as the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (the WARN Act), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and the District of Columbia's Human Rights Act. However, the Executive is not releasing (i) any of the few claims that the law does not permit the Executive to release by private agreement; (ii) Executive’s right to indemnification under the Employment Agreement or the Company’s bylaws; or (iii) the Executive’s right to enforce this Agreement.

1 Note to Draft: This Section 3 will describe the payments required by Section 6(a) of Executive’s Employment Agreement, as applicable, with vested benefits consisting of Executive’s vested equity-based compensation awards and Executive’s vested account balance in the FiscalNote 401(k) Plan.

EXECUTION VERSION

6.                  Ownership of Claims: The Executive has not assigned or given away any of the claims the Executive is releasing.

7.                  Applicable Law: To the extent federal law does not apply, this Agreement is governed by the internal laws (and not the conflicts of law rules) of State of Delaware.

8.                  Covenants: The Executive acknowledges and agrees that:

(a)                 Restrictive Covenants. Executive remains bound by the non-disclosure of confidential information, non-competition, non-solicitation and intellectual property provisions of Section 7 of the Employment Agreement and any similar restrictive covenant with the Company or any of its affiliates to which Executive is currently bound. Executive represents and warrants that he has not previously breached any such provision or covenant.

(b)                Reemployment: The Executive promises not to seek employment with the Company or any other Released Party in the future, under any circumstances, unless the Company asks the Executive to do so in writing. In the event that the Executive seeks to obtain employment with the Company or its affiliates in the future, the Executive acknowledges and agrees that this Agreement shall constitute good cause for the refusal to offer any such employment to the Executive. “Employment” does not include services rendered by the Executive to a third-party who, in turn, may be providing services to the Company or its affiliates, provided the Executive is not assigned to provide services to the Company or its affiliates.

(c)                 Return of Company Property: Within ten (10) days of signing this Agreement, the Executive promises to return to the Company all files, memoranda, documents and records containing Confidential Information (as defined in the Employment Agreement) and copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, mobile devices, laptops, thumb drives, and any other property of the Company or any Released Party in the Executive’s possession or control. The Executive promises to clear all expense accounts, repay all debts owed to the Company or any Released Party, pay all amounts owed on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts. The Executive agrees not to incur any expenses, obligations, or liabilities on behalf of the Company.

(d)                Cooperation: The Executive agrees that, as reasonably requested by the Company, the Executive will reasonably cooperate with the Company or any affiliate in effecting a smooth transition of the Executive’s responsibilities to others and with respect to any current or future investigation or the defense or prosecution of any claims, proceedings, arbitrations or other actions pertaining to matters occurring during the Executive’s employment with the Company. For example, as requested by the Company, the Executive will, subject to his personal and professional commitments, reasonably respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit or arbitration and testify truthfully on behalf of the Company in connection with any such lawsuit or arbitration. The Executive further agrees that, as reasonably requested by the Company and subject to his personal and professional commitments, the Executive will cooperate with the Company or its representatives in any investigation, proceeding, administrative review, or litigation brought against the Company or any Released Party by any government agency or private party pertaining to matters occurring during the Executive’s employment with the Company or any Released Party. To the extent that the Executive incurs out-of-pocket expenses (such as travel costs, attorneys’ fees, postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail the Executive a reimbursement check for those expenses within 15 days following its receipt of the Executive’s request for payment, which request shall include customary written substantiation of the claimed expenses.

9.                  Consideration of Agreement: If initially the Executive did not think any representation made in this Agreement was true or if initially the Executive felt uncomfortable in making it, the Executive has resolved all the Executive’s doubts and concerns before signing this Agreement. The Executive has carefully read this Agreement, the Executive fully understands what it means, the Executive is entering into it knowingly and voluntarily, and all the Executive’s representations in it are true. The consideration period described in the box above the Executive’s signature began when the Executive first was given this Agreement, and the Executive waives any right to have it restarted or extended by any changes made to this Agreement after the Executive’s first being given a copy of it.

EXECUTION VERSION

10.              Additional Representations: When the Executive decided to sign this Agreement, the Executive was not relying on any representations that are not included in this Agreement. The Company would not have agreed to pay the Executive payments or benefits in exchange for signing this Agreement but for the representations and covenants the Executive made by signing it. The Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination and the Executive has no occupational diseases. The Executive has properly reported all hours that the Executive has worked and the Executive has been paid all compensation, benefits, and other amounts that the Company or any Released Party owed the Executive. The Executive has submitted a request for reimbursement for all amounts that the Executive is entitled to receive reimbursement from any of the Released Parties. The Executive understands that the Company in the future may improve employee benefits or pay. The Executive understands that the Executive’s former job may be refilled.

11.              Disclosure of Threatened Claims: The Executive has disclosed to the Company’s general counsel in writing the details of any threatened claims against the Company or any other Released Party of which the Executive is aware.

12.              Arbitration of Disputes: The Company and the Executive agree to resolve on an individual basis any disputes they may have with each other arising under this Agreement or the Executive employment or termination of employment through final and binding arbitration. For example, the Executive is agreeing to arbitrate any dispute about the formation, validity, or meaning of this Agreement and any contract, tort, or statutory claims (including but not limited to claims for defamation, discrimination and retaliation). The Executive also agrees to resolve through final and binding arbitration any disputes the Executive has with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations will be conducted by JAMS in accordance with its employment dispute resolution rules (and no other JAMS rules), except that if any provision of this section conflicts with the JAMS rules, then the provision of this section will prevail. This agreement to arbitrate does not preclude resort to or recovery through any government agency process or proceeding, including but not limited to those of the National Labor Relations Board and the Equal Employment Opportunity Commission (or its state and local counterparts). The parties to the arbitration will bear their own costs and attorneys’ fees and share equally the JAMS fee and the arbitrator’s fee; provided, however, that the arbitrator at the conclusion of the arbitration will award costs and attorneys’ fees to the prevailing party. The Executive acknowledges that the Executive understands this section’s arbitration requirements and that arbitration would be in lieu of a court or jury trial. The Federal Arbitration Act will govern this section, but if for any reason the FAA is held to be inapplicable, then the law of the State of Delaware shall apply. Nothing in this paragraph shall limit Executive’s or the Company’s right to seek equitable relief, including without limitation injunctive relief, in any court of competent jurisdiction.

13.              Fees and Costs: In the event of litigation or arbitration relating to this Agreement or its subject matter, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

14.              Government and Agency Communication, Testimony, Charges, etc.: Nothing in this Agreement prevents the Executive from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities (such as the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), U.S. Department of Labor (DOL), or U.S. Securities and Exchange Commission (SEC)), subject to any obligation the Executive may have to take steps to protect confidential information from public disclosure. However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Executive personally with respect to any claims released by this Agreement.

15.              Clawback Policy. Executive acknowledges that Executive’s annual bonuses and equity-based compensation shall be subject to “claw back” in accordance with applicable Company policy (without giving effect to amendments made to such policy after the Effective Date that are not required by applicable law or securities listing requirements if such amendments adversely affect the Executive), if any, and applicable law.

EXECUTION VERSION

16.              Miscellaneous:

(a)                 Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that the Executive has or might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement and supersedes the Employment Agreement except as otherwise provided herein. It will not be construed strictly for or against the Executive, the Company, or any other Released Party. The headings contained in this Agreement are for convenience and shall not affect the meaning or interpretation of this Agreement.

(b)                Counterparts: This Agreement may be signed in one or more counterparts or multiple originals, each of which shall be an original but all of which together shall constitute one and the same document. The parties agree that facsimile and electronic signatures have the same force and effect as original signatures.

(c)                 Waiver: No waiver of any provision of this Agreement shall be binding unless reduced to writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive of any other provision of this Agreement or constitute a continuing waiver.

(d)                Amendments: This Agreement only may be amended by a written agreement that the Company and the Executive both sign.

(e)                 Effect of Void Provision: If the Executive successfully asserts that Section 5 of this Agreement is void, the rest of the Agreement will remain valid and enforceable unless the Company elects to cancel it. If this Agreement is canceled, the Executive will repay any payments or benefits the Executive received for signing it.

(f)                  No Wrongdoing: This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts will be admissible evidence of wrongdoing.

EXECUTIVE MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES EXECUTIVE TO DISCUSS IT WITH YOUR ATTORNEY. EXECUTIVE HAS [21/45] DAYS FOLLOWING THE DATE ON WHICH EXECUTIVE RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A SIGNED COPY OF IT TO _______________ AT _________________, ALTHOUGH EXECUTIVE IS FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD. BY SIGNING IT, EXECUTIVE WILL BE WAIVING EXECUTIVE’S KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE MAY RESCIND THIS AGREEMENT. TO DO SO, EXECUTIVE MUST DELIVER A WRITTEN NOTICE THAT EXECUTIVE IS RESCINDING THIS AGREEMENT TO ______________ AT __________________ BEFORE Seven DAYS EXPIRE FROM THE TIME EXECUTIVE SIGNED IT. IF EXECUTIVE RESCINDS THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND EXECUTIVE WILL NOT RECEIVE THE PAYMENTS OR BENEFITS DESCRIBED IN SECTION 2 OF THIS AGREEMENT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING THIS AGREEMENT.

EXECUTION VERSION

FISCALNOTE HOLDINGS, INC.

By:
Name:
Its:
Date:

EXECUTIVE

By:
Name:	Timothy Hwang
Date: